Exhibit 99.1

Runway Growth Finance Corp.

Provides Third Quarter 2023 Portfolio Update

•	Completed Six Investments in New and Existing Portfolio Companies Representing $40.8 Million in Funded Loans

MENLO PARK, Calif., October 5, 2023—Runway Growth Finance Corp. (Nasdaq: RWAY) (“Runway Growth” or the “Company”), a leading provider of flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity, today provided an operational and portfolio update for the third quarter ended September 30, 2023.

“Runway Growth’s focus on partnership with its portfolio companies continues to generate investment opportunities that will aid in realizing the full earnings potential of its credit-first portfolio,” said Greg Greifeld, acting CEO of Runway Growth, Deputy CIO and Head of Credit of Runway Growth Capital. “Third quarter prepayments have further strengthened our balance sheet and positioned Runway Growth with ample capital to re-deploy in attractive deals as the market becomes more lender friendly. Our team remains patient, as seen through our high-conviction originations activity, which is in line with Runway Growth’s strategy to mitigate losses and drive consistent returns. Our robust pipeline gives us confidence that Runway Growth will participate in strong financing solutions with appropriate structuring and covenant packages. Runway Growth has dry powder and remains confident in its ability to offer non-dilutive growth capital to companies seeking to fuel future growth.”

In the third quarter of 2023, Runway Growth funded six investments: one investment in a new portfolio company and five investments in existing portfolio companies. These include:

•	Completion of a $20.0 million investment to Elevate Services, Inc. (“Elevate”). Elevate is a global alternative legal services provider and legal process outsourcer that serves members of the Fortune 500 and 60+ global law firms with outsourced consultancy, technology, and managed services. The company has a suite of products and services across several different operating business units including contracts, contract lifetime management and insights, ElevateNext, med legal, ElevateFlex, consulting, and software;

•	Completion of a $11.1 million follow-on investment to Kin Insurance (“Kin”). Kin is a direct-to-consumer homeowner’s insurance business. The company’s end-to-end platform handles all aspects of the business in-house, from lead generation to bind-and-quote/underwriting to claims;

•	Completion of a $5.0 million follow-on investment to an existing portfolio company that is an online learning platform offering educational videos with a focus on creative learning, encompassing categories such as art/animation, design, illustration, photography, filmmaking, and writing;

•	Completion of a $3.0 million follow-on investment to Route 92 Medical, Inc. (“Route 92”). Route 92 is a medical device company that develops neuro-interventional devices with a focus on treating acute ischemic stroke and hemorrhagic stroke;

•	Completion of a $1.2 million follow-on investment to Madison Reed, Inc. (“Madison Reed”). Madison Reed is a digitally enabled prestige hair color company predominantly focused on women; and

•	Completion of a $0.5 million follow-on investment to Extensiv (formerly known as “3PL Central”). Extensiv is a cloud-based software company providing warehouse, inventory, and order management solutions to third-party logistics firms and brands.

Liquidity Events

During the third quarter ended September 30, 2023, Runway Growth experienced five prepayments totaling $125.3 million and scheduled principal amortization of $0.3 million. The prepayments include:

•	Full principal repayment of senior secured term loan to Allurion Technologies, Inc. of $55.0 million;

•	Full principal repayment of senior secured term loan to Dtex Systems, Inc. of $10.0 million;

•	Full principal repayment of senior secured term loan to Epic IO Technologies, Inc. of $40.0 million;

•	Full principal repayment of senior secured term loan to Fidelis Cybersecurity, Inc. of $14.9 million; and

•	Partial principal repayment of senior secured term loan to Marley Spoon SE (ASX: MMM) of $5.4 million.

Portfolio Construction and Management

Runway Growth’s portfolio is concentrated in first lien senior secured loans and conservatively focused on the latest stage, highest quality companies in the venture debt market. Given the evolving market backdrop, the Company’s portfolio is constructed to be one of the most stable platforms in the venture debt landscape. Since inception, Runway Growth has maintained extremely high investment standards, which have only tightened in the face of ongoing economic uncertainty, due in part by ongoing inflationary pressure and a persistent elevated rate environment.

As of September 30, 2023, the Runway Growth portfolio included 29 debt investments to 28 portfolio companies and 62 equity investments in 45 portfolio companies, including 23 portfolio companies where Runway Growth holds both a debt and equity investment. Investments were comprised of late and growth-stage businesses in the technology, life sciences and consumer services and products industries. Runway Growth’s normal business operations include frequent communication with portfolio companies.

Runway Growth is a credit-first organization, positioned as a preferred lender in the venture debt space given its long-term track record and close support for its partners. The Company has proven risk mitigation methods that deliver attractive returns for shareholders, and it remains confident in the durability of its portfolio, which has industry-leading low loss rates. The team continues to see strong demand for its creative financing solutions and will maintain a heightened level of selectivity to minimize losses and maximize returns for its shareholders.

About Runway Growth Finance Corp.

Runway Growth is a growing specialty finance company focused on providing flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity. Runway Growth is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940. Runway Growth is externally managed by Runway Growth Capital LLC, an established registered investment advisor that was formed in 2015 and led by industry veteran David Spreng. For more information, please visit www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

IR Contacts:

Stefan Norbom, Prosek Partners, snorbom@prosek.com

Thomas B. Raterman, Acting President, Chief Financial Officer and Chief Operating Officer, tr@runwaygrowth.com